Exhibit 10.1

THIRD AMENDMENT TO THE

SECOND AMENDED AND RESTATED

HORNBECK OFFSHORE SERVICES, INC.

INCENTIVE COMPENSATION PLAN

This THIRD AMENDMENT TO THE SECOND AMENDED AND RESTATED HORNBECK OFFSHORE SERVICES, INC. INCENTIVE COMPENSATION PLAN (this “Amendment”) is made effective as of the 20th day of June, 2013, by the Board of Directors (the “Board”) of Hornbeck Offshore Services, Inc. (the “Company”).

WHEREAS, the Company sponsors the Second Amended and Restated Hornbeck Offshore Services, Inc. Incentive Compensation Plan (the “Plan”);

WHEREAS, pursuant to Section 13.1 of the Plan, the Board may at any time amend the provisions of the Plan; and

WHEREAS, with respect to performance-based awards, the Company desires to amend the Plan to expand the business criteria that may be used to establish performance, thereby further protecting the deductibility of compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, the Board hereby amends the Plan as follows:

1.	Section 2.28 shall be amended to read in its entirety as follows:

“2.28 ‘Performance Measure’ shall mean each of the business criteria the Company may use in establishing a Performance Goal. For purposes of the Plan, Performance Measures are limited to net income; cash flow; cash flow on investment; pre-tax or post-tax profit levels or earnings; operating income or earnings; return on investment; economic value added; expense reduction levels; free cash flow; free cash flow per share; earnings per share; net earnings per share; net earnings from continuing operations; sales growth; sales volume; economic profit; expense reduction; controlled expenses; return on assets; return on net assets; return on equity; return on capital; construction work in progress-adjusted return on invested capital; return on sales; return on invested capital; organic revenue growth; growth in managed assets; total stockholder return; stock price; stock price appreciation; net book value per share; EBIT; adjusted EBIT; EBITDA; adjusted EBITDA; return in excess of cost of capital; profit in excess of cost of capital; operating profits; net operating profit after tax; operating margin; profit margin; overhead margin; adjusted revenue; revenue; net revenue; operating revenue; net cash provided by operating activities; net cash provided by operating activities per share; cash conversion percentage; new sales; net new sales; cancellations; gross margin; gross margin percentage; revenue before deferral; safety performance metrics, including relative to industry standards; borrowing levels; leverage ratios; market share; customer acquisition and retention; research; implementation or completion of critical projects, including vessel newbuild or retrofit programs; government relations; mergers and acquisitions and sales of assets, as any of the foregoing may be utilized, where applicable, on an absolute value basis, an “as-adjusted” basis, a growth basis, a per share basis or a margin basis or as any of the foregoing Performance Measures may be compared internally or against or relative to comparable Performance Measures of peers or industry indices, in each case whether or not expressly so indicated above.”

2.	Except as set forth herein and as previously amended, the Plan shall continue in full force and effect.